Exhibit 99.1
IDM Pharma Enters Agreement to Sell Non-Core Assets to
Pharmexa A/S for $12 Million Cash
SAN DIEGO – November 25, 2005. IDM Pharma, Inc. (Nasdaq: IDMI-News) today announced it has entered into a definitive agreement to sell specific assets related to its infectious disease programs and certain other assets to Pharmexa A/S (Copenhagen: PHARMX.CO-News) for $12.0 million in cash. This transaction enables IDM to focus on its five clinical stage cancer programs, reduce its cash burn and increase its cash position.
In connection with the asset sale, IDM and Pharmexa will enter into two separate, fully paid up perpetual license agreements, which guarantee IDM continuing rights to use the PADRE® and Epitope Identification System (EIS®) technologies, included in the assets to be acquired by Pharmexa, in the cancer field. In addition, IDM and Pharmexa will enter into a three-year services agreement which assures IDM of certain services required for its ongoing clinical trials of its EP-2101 therapeutic vaccine for non-small cell lung cancer, as well as access to expertise and know how related to epitope identification. The transaction, which is expected to reduce the Company’s projected cash burn by approximately $3 million annually, includes the assumption by Pharmexa of IDM’s current lease at its San Diego facility and the transfer of 27 IDM employees to Pharmexa. The deal is scheduled to close on or about December 31, 2005, subject to certain closing conditions. IDM retains all rights related to its cancer programs,
Jean-Loup Romet-Lemonne, Chairman and CEO of IDM, commented, “Following the August 2005 closing of our IDM-Epimmune business combination, we decided to focus our resources on our oncology product candidate pipeline and reduce our cash burn. This divestiture of our infectious disease programs to Pharmexa provides us significant additional cash resources without dilution. We are now able to redirect resources to our most advanced clinical programs in cancer, including our lead product candidate, Junovan®, which has completed Phase III trials for the treatment of osteosarcoma, a bone cancer diagnosed mainly in adolescents.”
About IDM Pharma
IDM Pharma is a biopharmaceutical company focused on the development of innovative products that activate the immune system to treat cancer. IDM is currently developing three types of products: the first is designed to destroy cancer cells by activating innate immunity, the second to prevent tumor recurrence by triggering a specific adaptive immune response, and the third to treat chronic infectious disease with therapeutic vaccines.
IDM Pharma currently has 7 products in clinical development. The most advanced product, JunovanTM, has completed a Phase III clinical trial in osteosarcoma. Three products are in Phase II clinical trials in bladder cancer, melanoma and non-small cell lung cancer, and three are in Phase I in colorectal cancer, hepatitis B and HIV infection.
IDM Pharma has major product development partnerships with SANOFI-AVENTIS in cancer immunotherapy, and with INNOGENETICS in vaccine development for the treatment of chronic hepatitis B and C and papilloma virus infection. MEDAREX and SANOFI-AVENTIS are corporate partners and shareholders of IDM or its affiliate since 1993 and 2001, respectively.
For more information, visit www.idm-pharma.com.

Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including statements regarding the potential closing of the proposed sale of assets by IDM to Pharmexa and the expected reduction in IDM’s cash burn resulting from the transaction. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including, but not limited to, the possibility that the proposed sale of assets to Pharmexa may not ultimately close if the closing conditions are not satisfied, that prior to the closing of the proposed transaction the business of IDM, including the retention of key employees, may suffer due to uncertainty; and even in the event the transaction is completed, that the cash burn of IDM may not be significantly reduced. Additional factors that may cause actual results to differ materially include risks regarding whether IDM or any of its collaborators will be able to develop pharmaceutical products using IDM’s technologies, whether preclinical and early clinical development work together with efficacy data from the completed Phase III trial of Junovan will be considered adequate by regulatory authorities for a determination of marketing authorization, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for IDM’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of IDM will be sufficient to fund operations as planned; reliance on key employees, especially senior management; the uncertainty of IDM’s future access to capital; the risk that IDM may not secure or maintain relationships with collaborators, and IDM’s dependence on intellectual property. These factors are more fully discussed in IDM’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended September 30, 2005 and other periodic reports filed with the SEC. IDM expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.
For further information please contact
AT IDM:
Robert De Vaere
Chief Financial Officer
(858) 860-2500